WASATCH PHARMACEUTICAL, INC.
  714 East 7200 South, Midvale, Utah 84047 Phone 801-566-9688--Fax 801-566-9680
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                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held __________________

Dear Shareholders;

     It is with great pleasure and excitement that we announce our forthcoming annual shareholders meeting to be held on the_____day of______, 1998 at_____________________________, Salt Lake City, Utah. The meeting will be brought to order at 6:00pm, for the following purposes:

     (1) To obtain approval for long term funding for the opening of new clinics.

     (2) To elect five (5) Directors to serve for one year and until their successors shall be elected and duly qualified.

     (3) To ratify the reappointment of Leger & Co as the Company's independent auditors for the 1997 fiscal year.

     (4) To introduce new management personnel.

     (5) To discuss the long term business plan.

     (6) To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on _________day of _______, 1998, as the record date for the determination of stockholders entitled to receive notice of and to vote, in person or by proxy, at the meeting. Accordingly, only stockholders of record of the Company at the close of business on that date will be entitled to vote at the meeting. The transfer books of the Company will not be closed. A list of those entitled to vote at the Annual Meeting will be available for inspection for ten (10) days prior to the meeting at the offices of the Company.

All stockholders are urged to attend the meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS


                                            Gary V. Heesch
                                            Chief Executive Officer

Mailing Date:  _______________

                                    IMPORTANT

All stockholders are urged to attend or send in their proxy. Whether or not you expect to attend the meeting in person, to assure that your shares will be represented, please complete, date, sign, and return the enclosed proxy without delay to Wasatch Pharmaceutical, Inc., 714 East 7200 South, Midvale, Utah 84047. Your proxy will not be used if you are present at the annual meeting and desire to vote your shares personally.

                          WASATCH PHARMACEUTICAL, INC.
  714 East 7200 South, Midvale, Utah 84047 Phone 801-566-9688--Fax 801-566-9680
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                                 PROXY STATEMENT
                         Annual Meeting of Stockholders
                          -----------------------------


SOLICITATION OF PROXIES

The Proxy Statement is furnished to stockholders of Wasatch Pharmaceutical, Inc. ("Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders of the Company scheduled to be held at __________________________on_______________________ at
6:00pm local time and at any adjournment or postponement of such meeting.

The Proxy Statement and the accompanying Proxy Card are being mailed on or about _____________________to the stockholders of the Company.

Stockholders of the Company are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, it is important that you complete the enclosed proxy card and sign, date and return it as promptly as possible in the envelope provided for that purpose. You have the right to revoke your proxy at any time prior to its use by filing a written notice of revocation with the Secretary of the Company prior to convening of the Annual Meeting or by presenting another proxy card with a later date. If you attend the Annual Meeting and desire to vote in person, you may request that your previously submitted proxy card not be used.

The cost of soliciting proxies and the cost of the Annual Meeting will be borne by the Company. In addition to the solicitation of Proxies by mail, proxies may be solicited by personal interview, telephone and similar means by directors, officers or employees of the Company, none of whom will be specially compensated for such activities.

VOTING SECURITIES

As of the close of business on the record date, the Company had outstanding ______________shares of common stock, par value $.001 per share (the "Common Stock"), all of which are entitled to be voted at the Annual Meeting. Each share is entitled to one (1) vote, and only those stockholders of record of the Common Stock as of the close of business on the record date shall be entitled to vote their shares.

A majority of the outstanding shares of the Common Stock, represented in person or by proxy, is required for a quorum at the Annual Meeting. In the proposed election of Directors, stockholders will not be allowed to cumulate their votes and Directors will be elected by a plurality of the votes cast in the meeting. The five (5) nominees receiving the highest number of votes will be elected. As a result, abstentions and broker non-votes will not affect the outcome of the election. All other matters presented for approval to the stockholders will be decided by the affirmative vote of a majority of the votes cast at the Meeting on such matters. Accordingly, abstentions and broker non-votes will not affect the outcome of such matters.

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

APPROVAL FOR LONG TERM FUNDING

After all of this time struggling with funding to complete the research and development, and clinical work, the time has come to secure long term funding and put into full time development our 6 year business plan which will open more than 350 Dermatology clinics across the United States, as well as develop marketing agreements for other countries. After 15 years of extremely hard work, the clinical setting has proven that our products are very successful in the treatments they are intended for. The long term funding is now top priority and listed below are the main objectives and options that we will present to the shareholders for their approval.

Management is recommending that the shareholders approve both OPTION ONE and OPTION TWO. OPTION ONE is the option preferred by management and is the one that is actively being pursued. OPTION TWO would only be used if OPTION ONE does not materialize due to contingencies and would provide the general guidelines for management to use in further negotiations on long-term funding.

LONG TERM FUNDING OPTION ONE

A loan in the amount of $60 million U.S. funds borrowed at the rate of 6.375 percent annually, amortized over 22 years. The funds will be advanced in increments of $8 million per quarter over a two year period to be used strictly to advance our business plan to its fruition. Independent auditors and consultants will be contracted by Wasatch to verify that the funds are being used in strict accordance with the business plan. Any variation to the approved business plan and the Project Funding Agreement in any material effect without the written approval of the Lender will be deemed a condition of default. This funding agreement is secured by all of the assets of Wasatch. There is no participation of ownership given to the Lenders through shares of Wasatch stock, however, there are some shares that are committed to brokers and interim funders that are part of this transaction which represent less than 20% of the company. The Lender requires that at least 51% of the total outstanding shares of Wasatch common stock will be held in escrow as additional collateral, and will be returned to Wasatch upon the successful payment of all principal and interest of the outstanding loan amount. The voting rights for this block of stock will be held by the board of directors except when needed to protect the interest of the lender with respect to the ability of the Company to repay the loan. This $60 million loan is contingent upon the Company putting up a $15 million "good-faith" deposit which will not be used as collateral nor encumbered in any way. The Company has a letter of commitment on the "good-faith" deposit and is negotiating on interim funding to provide the financing points required in escrow for the deposit.

LONG TERM FUNDING OPTION TWO

This funding will be a combination of both equity funding and debt funding. There are many financial companies that are interested in providing these funds for Wasatch. However, negotiating with these companies is very costly and time consuming. We propose that the Board of Directors of Wasatch be given the authority from the shareholders to choose the best financial proposal based on the following parameters. (1). That no more than forty percent (40%) of Wasatch would be used to secure the equity funds, and that the debt funds be gathered at the most economical rate. (2). This debt will be secured by all of the assets of Wasatch. If the business plan is proceeding as outlined, we would be able to pay off the debt with proceeds from operations. If the business plan is slowed because of any factors, it would be necessary to do private or public offerings for additional funds.

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

DIRECTORS AND EXECUTIVE OFFICERS

At the shareholders meeting, five (5) Directors are to be elected to hold office until the Company's 1999 Annual Meeting of Stockholders and/or until their successors shall be elected and duly qualified.

Set forth below is a table which identifies the current Directors (all of whom are nominees) and the Company's executive officers, and the positions and offices within the Company held by each. The table is followed by a brief description concerning the employment and business experience of each such person.


Name                             Position
----                             --------

Gary V. Heesch                   Chief Executive Officer, Director

Lee Hale                         President

David K. Giles                   Vice President / Chief Financial Officer

Jack D. Brotherson               Director

Robert A. Arbon                  Director

Craig Heesch                     Director

Ronald J. Hollberg, Jr.          Director


Gary V. Heesch has been a Director of the Company since its inception. He has been developing medical technology in the field of Dermatology since 1983. Prior to this he was Chief Epidemiologist for U.S. Public Health, Santa Clara, Cal.

Lee Hale has been with the Company since late 1997. He has extensive management experience with a large public company. He was Vice President of U.S. Operations for Tecsyn International Inc. a Canadian public company, for nine years. His responsibilities were for all operating entities in the United States. He was also a Director for other subsidiaries of the parent. From 1985 to 1987 he was VP - General Manager of Fibres South Inc. a multinational company where he was responsible for U.S. Operations. Mr. Hale finished his schooling at Utah State University where he majored in Psychology.

David K. Giles has been with the Company since 1993. His current position of VP/ CFO also includes Corporate Secretary/Treasurer. From 1981 to 1993 he held several positions with EFI Electronics, Salt Lake City, Utah, which including Controller, Director of Manufacturing and VP of Finance and Administration. Mr. Giles received an BS (Accounting) from the University of Utah, and one year later received his MBA.

Jack D. Brotherson has been a Director of the Company since its inception. He is a full professor of Natural Resource Management in the Department of Botany and Range Science for Brigham Young University. He holds a BS and MS degree from BYU and a Ph.D. degree from Iowa State University.

Robert A. Arbon has been a Director of the Company since its inception. He is a Medical Doctor with certification from the American Board of Otolaryngology. Dr. Arbon has held positions and memberships in many medical related organizations. He holds a BS and M.D. degree from the University of Utah.

Craig  Heesch  has been a  Director  of the  Company  since  its  inception.  He currently  is  Senior  Partner,  CV  Associates,  a  technical  consulting  firm
assisting  in  the  development  of  technologies   for  disposition   into  the
marketplace.

Ronald J. Hollberg, Jr. has been a Director of the Company since 1997. He is presently the owner of ARJAY Oil Company which deals in the Oil industry.

RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

Ratify the appointment of Leger & Co. of Houston, Texas as the Company's independent auditors for the 1997.

OTHER DISCUSSION ITEMS

Management will introduce new officers and share information on individuals who will play key roles in the implementation of our business plan. These individuals have been identified and will be brought on board as soon as the long term funding is secured.

Management will also discuss the highlights of the five (5) year business plan for opening medical skin care clinics across the country.

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


                          WASATCH PHARMACEUTICAL, INC.
  714 East 7200 South, Midvale, Utah 84047 Phone 801-566-9688--Fax 801-566-9680
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                                      PROXY


This proxy is solicited on behalf of the Board of Directors. You have the option to vote below for the proposals that will be presented in the Annual Stockholders Meeting, OR you can appoint Gary V. Heesch, CEO, or some other person to vote your shares. Management is recommending that you vote in favor of each of the four options.


[ ] The undersigned hereby appoints Gary V. Heesch, CEO or ______________________________________ as proxy with the power to appoint his or her substitute, and hereby authorizes him to represent and to vote, at his discretion, all the shares of Common Stock of Wasatch Pharmaceutical, Inc. held on record by the undersigned on _____________________________, at the Annual Meeting of Stockholders to be held on ____________________ or any adjournments thereof.

                                       OR

[ ] In Favor  [ ]  Not In Favor    To approve Funding Option One as described in
                                    the enclosed Proxy Statement.

[ ] In Favor  [ ]  Not In Favor    To approve Funding Option Two as described in
                                     the enclosed Proxy Statement.

[ ] In Favor  [ ]  Not In Favor    To elect  the five (5)  directors recommended
                                     by Management

[ ] In Favor  [ ]  Not In Favor    To ratify  the appointment  of Leger & Co. as
                                     the Company's independent auditor.


This proxy when properly executed will be voted in the manner directed by the appointed proxy or according to the indication above.

Please sign exactly as name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Dated___________, 1998     _____________________________________________________
                           PRINT NAME AS IT APPEARS ON CERTIFICATE


                           -----------------------------------------------------
                           SIGNATURE (two individuals must sign if held jointly)



                           -----------------------------------------------------
                           SIGNATURE IF HELD JOINTLY


Please mark, sign, date and return promptly


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